Exhibit  99.1
                                                                 PRESS RELEASE
                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------
                                                  Contact:  Steven J. Craig
                                                            Sr. Vice President
                                                            (214) 210-2675


            REMINGTON OIL AND GAS ANNOUNCES LOUISIANA APPELLATE COURT
                   VACATES PRIOR OPINION IN PHILLIPS LITIGATION

Dallas, Texas, December 19, 2000 - Remington Oil and Gas Corporation (NASDAQ
NMS: ROIL and PCX symbol REM.P) received notice that the Court of Appeal, Fourth Circuit, State of Louisiana vacated its prior opinion of January 5, 2000, regarding the Phillips litigation (NYSE: P) at South Pass 89, offshore Louisiana. The Appeals Court determined that the trial court had been correct in allocating only a part of the $69.6 million settlement received from TETCO in 1990 to the net profits account. Further, the court held that Phillips can look only to the proceeds of production to be included in the "net profits" account. Finally, the court determined that the oil transportation charges paid by Remington were properly charged to the net profits account, and Remington's transportation charge was valid under the contract.

As of the end of the third quarter Remington Oil and Gas Corporation had recorded a long-term liability reflecting the trial court judgment in the amount of $19.5 million including interest. The trial court's judgment is bonded in the amount of $18 million, and the Company has provided $9 million in cash collateral to the surety. This new opinion is in line with the amount Remington has recorded.

James A. Watt, President and Chief Executive Officer stated, "We are very pleased with this opinion. Remington has been and is willing to settle with Phillips based on the 1998 trial court judgment amount, even though we feel it is excessive. Having risked nothing, Phillips has received over $100 million from Remington associated with this farmout, plus an additional $19.5 million associated with this judgment. Phillips has continually resorted to the courts in a deep-pocketed, litigation campaign against Remington. Earlier this year, Phillips filed the January 5, 2000, opinion in both Mississippi and Texas in an unwarranted attempt to execute on it. The courts in both states recognized the filing as invalid and premature. Phillips has filed a judicial lien on all of our Louisiana properties including undeveloped acreage. This last act created a cloud on our title and impaired relations with operating partners. We will demand Phillips remove these liens immediately, as our obligation to Phillips has been fully bonded. The Phillips litigation and the January 5, 2000, opinion in particular have been a cloud on Remington and have obscured the excellent operating results the company has achieved. The litigation has resulted in several missed business opportunities and has caused irreparable damage to the company. Hopefully, because of this opinion, Phillips will be willing to end this litigation, but if not, we will continue our focus on growing shareholder value through the drillbit and allow the legal system to run its course. We remain confident that the law, the facts, and equity are on our side."



Statements concerning future revenues and expenses, results of exploration, exploitation, development and acquisition expenditures, and reserve levels are forward-looking statements. These statements are based on assumptions concerning commodity prices, drilling results and production, administrative and interest costs that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Further information is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference.